Exhibit 10(m)

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of April 4, 2008 (the “Date of Grant”), is made by and between Energy Future Holdings Corp. (formerly known as “TXU Corp.” and hereafter referred to as the “Company”) and the individual whose name is set forth on the signature page hereof, who is a consultant to the Company, hereinafter referred to as the “Participant”. The Company has adopted the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning set forth in the Plan.

WHEREAS, the Committee, appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the restricted stock award provided for herein (the “Restricted Stock Award”) to the Participant pursuant to the Plan and the terms set forth therein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Grant of the Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Award consisting of 60,000 shares of common stock, no par value, of the Company (“Common Stock”) (hereinafter called the “Restricted Shares”) with a value per share of $5.00, which the Board has determined is the Fair Market Value of a Share on the Date of Grant. The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof. The Restricted Shares shall be subject to the terms and conditions of the Stockholder Agreement and the Sale Participation Agreement entered into by the Participant on the date hereof.

2. Vesting. Subject to the Participant’s continued service with the Company, in accordance with the terms of the Participant’s consulting agreement dated as of the date hereof (the “Consulting Agreement”), on each applicable vesting date, the Restricted Shares shall vest and become nonforfeitable in equal quarterly installments over the two year period following October 10, 2007, with the first installment being deemed to have vested on January 10, 2008 (accordingly, such installment is fully vested on the Date of Grant). Notwithstanding the foregoing, any unvested Restricted Shares shall automatically (i) vest upon the termination of the Consulting Agreement if such termination is effected by the Company without Cause (as defined in the Consulting Agreement) or upon the death or disability of Participant and (ii) expire upon the termination of the Consulting Agreement if such termination is effected by Participant or by the Company for Cause. Upon any termination of the Participant’s service to the Company that results in any vested fractional Restricted Share, the Participant shall receive a cash payment for each such vested fractional Restricted Share.

3. Certificates. The Restricted Shares shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof. The Company may elect to issue certificates evidencing the Restricted Shares, which certificates shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2. As a condition to the receipt of this Restricted Stock Award, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares. No certificates shall be issued for fractional shares.

4. Rights as a Stockholder. The Participant shall be the record owner of the Restricted Shares until or unless such Restricted Shares are forfeited pursuant to Section 2 hereof, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting and dividend rights with respect to the Restricted Shares, subject to the terms of the Stockholder Agreement; provided that (a) any cash or in-kind dividends paid with respect to any unvested Restricted Shares shall be withheld by the Company and shall be paid to the Participant only when, and if, such Restricted Share has become fully vested pursuant to Section 2 and (b) the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7 below and in the Stockholder Agreement and Sale Participation Agreement.

5. Legend on Certificates. The ledger entries for the Restricted Shares, and any certificates representing the vested Restricted Shares delivered to the Participant as contemplated by Section 3 above shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the Stockholder Agreement, or other agreement between the Participant and the Company, or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions, in addition to the legends contemplated by the Stockholder Agreement.

6. No Right to Continued Consulting Relationship. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained as a consultant or in any consulting relationship with the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any claim or liability under this Agreement (or, as applicable under this Agreement, the Plan), except as otherwise expressly provided herein.

7. Transferability. The Restricted Shares may not at any time be assigned, alienated, pledged, attached, sold, transferred, encumbered, hypothecated or otherwise disposed of by the Participant except as permitted by the Stockholder Agreement and the Sale Participation Agreement, and any such purported assignment, alienation, pledge, attachment, sale, transfer, encumbrance, hypothecation or disposition shall be void and unenforceable against the Company or any Affiliate.

8. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto.

9. Amendment. This Agreement may be amended only in a writing signed by the Company and the Participant.

10. Applicable Law; Legal Fees.

(a)	The laws of the State of Texas applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity and performance of the terms of this Agreement.

(b)	In the event of any dispute with regard to this Agreement, each party shall pay its own legal fees and expenses, unless otherwise determined.

11. Miscellaneous.

(a)	In this Agreement all references to “dollars” or “$” are to United States dollars and the masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(b)	If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

12. Notices. All notices and other communications provided for herein shall be in writing. Any notice or other communication hereunder shall be deemed duly given (a) upon electronic confirmation of facsimile, (b) one business day following the date sent when sent by overnight delivery and (c) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows:

(i)	If to the Company, to it at the following address:

Energy Future Holdings Corp.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention: General Counsel

Telecopy: (214) 812-4600

(ii)	If to the Participant, to the Participant at the address set forth below under the Participant’s signature.

Or to such other addresses as may be specified by any party hereto in writing to the other.

13. Restricted Stock Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Stock Award is subject to the Plan. The terms and provisions of the Plan are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All actions taken and all interpretations and determinations made by the Committee pursuant to the Plan terms shall be final and binding upon Participant, the Company, and all other interested persons unless such action, interpretation or determination by the Company was not reasonable, not made in good faith or inconsistent with substantially similar actions taken in similar situations for other participants in the Plan generally. Any capitalized term used and not otherwise defined herein shall have the meaning set forth in the Plan.

14. Signature in Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), which shall, collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ENERGY FUTURE HOLDINGS CORP.

Name:	/s/ Riz Chand
By:	Riz Chand
Its:

PARTICIPANT:

/s/ Thomas Baker
Thomas Baker

ADDRESS:

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